OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             OVID TECHNOLOGIES, INC.

                                       AT

                              $24.59 NET PER SHARE

                                       BY

                              OTI ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                         WOLTERS KLUWER U.S. CORPORATION

--------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, NOVEMBER 2, 1998, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY
     TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES
          OF COMMON STOCK, PAR VALUE $.01 PER SHARE ("SHARES"), OF OVID
          TECHNOLOGIES, INC. (THE "COMPANY"), WHICH, TOGETHER WITH THE
        SHARES REQUIRED TO BE TENDERED PURSUANT TO THE OPTION AGREEMENT
       (AS DEFINED HEREIN), REPRESENT AT LEAST THAT NUMBER OF SHARES WHICH
        WOULD CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY
        DILUTED BASIS, (ii) RECEIPT BY THE OFFEROR (AS DEFINED HEREIN) OF
          CERTAIN GOVERNMENTAL APPROVALS AND (iii) THE SATISFACTION OF
              CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 14 --
               "CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS",
             WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 29, 1998, BY AND AMONG WOLTERS KLUWER U.S. CORPORATION, OTI ACQUISITION CORP. AND THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY
    HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT,
      HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO,
     AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS
              THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND
                   TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                    IMPORTANT

     Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 3--"Procedure for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3--"Procedure for Tendering Shares".

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.


                      The Dealer Manager for the Offer is:


                                 CREDIT | FIRST
                                 SUISSE | BOSTON

October 5, 1998

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

INTRODUCTION ..............................................................    1
  1. Terms of the Offer ...................................................    2
  2. Acceptance for Payment and Payment for Shares ........................    4
  3. Procedure for Tendering Shares .......................................    5
  4. Withdrawal Rights ....................................................    7
  5. Certain United States Federal Income Tax Considerations ..............    7
  6. Price Range of Shares; Dividends .....................................    8
  7. Certain Effects of the Transaction ...................................    9
  8. Certain Information Concerning the Company ...........................   10
  9. Certain Information Concerning Wolters Kluwer, the Parent
     and the Offeror ......................................................   13
 10. Source and Amount of Funds ...........................................   16
 11. Background of the Offer; Past Contacts, Transactions or
     Negotiations with the Company ........................................   16
 12. Purpose of the Offer and the Merger; Plans for the Company ...........   17
 13. The Merger Agreement, the Option Agreement and the Guarantee .........   18
 14. Certain Conditions to the Offeror's Obligations ......................   29
 15. Certain Legal Matters ................................................   30
 16. Fees and Expenses ....................................................   32
 17. Miscellaneous ........................................................   32

     Schedule I -- Directors and Executive Officers of Wolters Kluwer,
     the Parent and the Offeror ...........................................   34

To the Holders of Common Stock,
par value $.01 per share, of Ovid Technologies, Inc.:

                                  INTRODUCTION

     OTI Acquisition Corp., a Delaware corporation (the "Offeror") and an indirect wholly owned subsidiary of Wolters Kluwer U.S. Corporation, a Delaware corporation (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Common Stock" or the "Shares"), of Ovid Technologies, Inc., a Delaware corporation (the "Company"), at a purchase price of $24.59 per Share net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer (as defined below), referred to herein as the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Tendering holders of record of Shares who tender directly will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Offeror will pay all charges and expenses of Credit Suisse First Boston Corporation, which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Morgan Guaranty Trust Company of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") in connection with the Offer. See Section 16--"Fees and Expenses".

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED BY THE EXPIRATION DATE (AS DEFINED BELOW) AND NOT WITHDRAWN THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES REQUIRED TO BE TENDERED PURSUANT TO THE OPTION AGREEMENT (AS DEFINED BELOW), REPRESENT AT LEAST THAT NUMBER OF SHARES WHICH WOULD CONSTITUTE A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE OFFEROR OBTAINING CERTAIN GOVERNMENTAL APPROVALS AND THE SATISFACTION OF OTHER TERMS AND CONDITIONS. SEE SECTION 14--"CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS".

     The Company has represented to the Offeror in the Merger Agreement that the Board of Directors of the Company has received the opinion of Goldman, Sachs & Co. ("Goldman Sachs") dated as of September 29, 1998, to the effect that, as of the date of such opinion, the $24.59 in cash to be received by the holders of Shares in the Offer and the Merger is fair from a financial point of view to such holders. A copy of such opinion is contained in the Company's Statement on
Schedule 14D-9 which is being distributed to the Company's stockholders.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 29, 1998 (the "Merger Agreement"), by and among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "Delaware GCL"), the Offeror will be merged with and into the Company (the "Merger"). See Section 12--"Purpose of the Offer and the Merger; Plans for the Company". Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each share of the Common Stock that is issued and outstanding (other than shares owned by the Company as treasury stock, any Shares owned by the Parent, the Offeror, or any other wholly owned subsidiary of the Parent, which shall be cancelled, and Shares held by stockholders who have properly exercised appraisal rights under Delaware law, if any) will be converted into the right to receive the Offer Price, without interest thereon, upon surrender of the certificates formerly representing such Shares. See Section 5--"Certain United States Federal Income Tax Considerations" for a description of certain tax consequences of the Offer and the Merger. The payment obligations of the Parent and the Offeror under the Merger Agreement have been guaranteed by Wolters Kluwer nv, a corporation organized under the laws of the Netherlands ("Wolters Kluwer") and the ultimate parent of the Parent and the Offeror, pursuant to a Letter Agreement, dated September 29, 1998 between Wolters Kluwer and the Company (the "Guarantee"). See Section 13--"The Merger Agreement, the Option Agreement and the Guarantee".

     The Merger Agreement provides that, promptly after the Offeror acquires at least a majority of the outstanding Shares, the Parent will be entitled to designate up to that number of directors of the Board of Directors of the Company (the "Company Board") (rounded up to the next whole number) as will make the percentage of the Company's directors designated by the Parent equal to the aggregate voting power of the Shares held by the Parent and any of its affiliates (assuming the exercise of all outstanding options to purchase Common Stock). Notwithstanding the foregoing, until the Effective Time, the Company will have on the Company Board at least two directors who were directors of the Company on the date of the Merger Agreement; provided, that, subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent will always have its designees represent at least a majority of the entire Company Board.

     The Parent and the Offeror have entered into a Stock Option and Tender Agreement, dated as of September 29, 1998 (the "Option Agreement"), with the stockholders identified therein (each a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 5,121,130 Shares (representing approximately 63% of the Shares outstanding on September 29, 1998 on a fully diluted basis). Such Shares beneficially owned by the Stockholders are hereinafter referred to as the "Stockholders' Shares". Pursuant to the Option Agreement, the Stockholders have, among other things, (i) agreed to tender into the Offer (and not withdraw except in certain limited circumstances) all of the Stockholders' Shares then outstanding, unless the Offer is terminated by Parent or the Offeror without any Shares being purchased thereunder and (ii) granted to Parent or the Offeror, as the Parent shall designate (the "Optionee"), a conditional option to purchase the Stockholders' Shares. In addition, each Stockholder has agreed to appoint Parent under certain circumstances as such Stockholders' proxy to vote such Stockholders' Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement and the Option Agreement.

     The Company has advised the Offeror that as of September 29, 1998 there were (i) 10,000,000 authorized Shares, of which 6,183,512 Shares were issued and outstanding, (ii) outstanding stock options under the Company's 1990 and 1993 Stock Option Plans (collectively, the "Company Stock Option Plans") for not in excess of 1,950,779 Shares and (iii) 1,000,000 shares of preferred stock authorized, none of which were issued and outstanding. As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares. If the Offeror acquires at least 4,067,146 Shares in the Offer, the Minimum Condition will be satisfied. Since the Stockholders own an aggregate of 4,070,630 outstanding Shares and pursuant to the Option Agreement are required to tender (and not withdraw except in certain limited circumstances) all of the Stockholders' Shares then outstanding pursuant to the Offer, the Minimum Condition will be satisfied. Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. In the event that the Offeror acquires 90% or more of the Shares, the Parent would be able to effectuate the Merger by appropriate resolutions of the Boards of Directors of the Offeror and the Company without any meeting or action by the stockholders of the Company.

     The Offeror has been advised by the Company that, to the best of the Company's knowledge, all of the Company's directors and executive officers currently intend to tender all Shares owned by them pursuant to the Offer.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4--"Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, November 2, 1998, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Offer is conditioned upon satisfaction of the Minimum Condition and the Offeror obtaining certain governmental approvals. The Merger Agreement and the Offer may be terminated by the Offeror and the Parent if certain events occur. The Offer is also subject to other terms and conditions. See Section 14--"Certain Conditions to the Offeror's Obligations". The Offeror expressly reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), and subject to the limitations set forth in the Merger Agreement and described below, to waive any condition (other than the Minimum Condition) to the Offer prior to the Expiration Date. If the Minimum Condition or any of the other conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations" have not been satisfied by 12:00 Midnight, New York City time on Monday, November 2, 1998, (or any other time then set as the Expiration Date), then the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (iii) subject to the Merger Agreement, terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Notwithstanding the foregoing, prior to invoking the conditions set forth in paragraph (a) or (b) of Section 14--"Certain Conditions to the Offeror's Obligations" with regard to actions taken or statutes, rules, regulations, judgments, orders or injunctions promulgated, entered or enforced by any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations with respect to the Parent's ownership of the Shares, operation of the Company's business or prohibiting the Offer or the Merger, the Parent shall have used all reasonable efforts to cause any such actions to be taken or any such judgment, order or injunction to be vacated or lifted.

     Under the terms of the Merger Agreement, the Offeror shall not amend or waive the Minimum Condition, decrease the Offer Price or decrease the number of Shares sought, change the form of consideration to be paid pursuant to the Offer, impose conditions to the Offer in addition to those set forth in Section14--"Certain Conditions to the Offeror's Obligations", or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares or extend the expiration date of the Offer without the prior written consent of the Company (such consent to be authorized by the Company Board or a duly authorized committee thereof). Notwithstanding the foregoing, the Offeror shall, and Parent agrees to cause Offeror to, extend the Offer for a period of ten (10) business days following the initial expiration date of the Offer, if any conditions to the Offer have not been satisfied or waived at such date. In addition, following such first extension of the Offer as provided in the preceding sentence, (i) the Offeror shall, and Parent agrees to cause the Offeror to, extend the Offer, at any time prior to the termination of the Merger Agreement, for one or more periods of not more than ten (10) business days, if at the expiration date of the Offer, as extended, all conditions to the Offer have not been satisfied or waived, and (ii) the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. In addition, the Offeror may, without the consent of the Company, extend the Offer for a period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of the immediately preceding sentence if there shall not have been tendered and not withdrawn pursuant to the Offer at least 90% of the outstanding Shares.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to extend the period of time during which the Offer is open and thereby delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations", by giving written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rulel4e-l(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offeror exercises its right to extend the Offer. There can be no assurance that the Offeror will exercise its rights to extend the Offer.

     Any extension of the period during which the Offer is open, any delay in acceptance for payment or termination or any amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-l(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changed. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4--"Withdrawal Rights" promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule14e-l(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in
Section 14--"Certain Conditions to the Offeror's Obligations". The payment obligations of the Parent and the Offeror under the Merger Agreement have been guaranteed by Wolters Kluwer pursuant to the Guarantee. See Section 13--"The Merger Agreement, the Option Agreement and the Guarantee". Subject to compliance with Rule14e-l(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1--"Terms of the Offer" and Section15--"Certain Legal Matters". In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3--"Procedure for Tendering Shares", (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1--"Terms of the Offer", the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4--"Withdrawal Rights" below and as otherwise required by Rule14e-l(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility procedures for transfer. Although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the Depositary at the address set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rulel7Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the NASDAQ National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or the Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT "BACKUP" WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR PURSUANT TO THE MERGER, EACH STOCKHOLDER MUST EITHER PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR ESTABLISH SOME OTHER EXEMPTION TO BACKUP WITHHOLDING. FOREIGN HOLDERS MUST SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL AND SECTION 5--"CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS".

     Examination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after September 29, 1998). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after September 29, 1998), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4--"Withdrawal Rights", tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 3, 1998. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4--"Withdrawal Rights", subject to Rule14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3--"Procedure for Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3--"Procedure for Tendering Shares".

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

     The following is a summary of certain United States federal income tax considerations of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to holders of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders of Shares (such as insurance companies, tax-exempt organizations and broker- dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a holder of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between (i) the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and
(ii) the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Assuming that Shares are held as a capital asset, such gain or loss will be a capital gain or loss. Any such capital gain will be a long-term capital gain taxable to a non-corporate holder at a maximum rate of 20% if the holder's Shares have been held for more than one year on the date of sale (in the case of the Offer) or the Effective Time of the Merger (in the case of the Merger); and a short-term capital gain taxable to a non-corporate holder at a maximum rate of up to 39.6% if the Shares have been held for one year or less on the date of sale (or the Effective Time of the Merger).

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a holder of Shares (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's United States federal income tax liability. Each holder of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Holders tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3--"Procedure for Tendering Shares." Similarly, holders who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are traded in the over-the-counter market, with daily quotations reported on the NASDAQ quotation system. The Company has never declared or paid a cash dividend on its Common Stock, other than S Corporation distributions to Mark Nelson, relating to earnings prior to the Company's initial public offering. The following table sets forth for the periods indicated the high and low sale prices per Share as reported by published financial sources:

                                                           HIGH          LOW
                                                           ----          ---

Year Ended December 31, 1996:
First Quarter ..................................         $ 9.000      $ 7.000
Second Quarter .................................          11.500        5.750
Third Quarter ..................................          11.125        8.250
Fourth Quarter .................................          10.750        7.750
Year Ended December 31, 1997:
First Quarter ..................................         $10.000      $ 7.250
Second Quarter .................................          10.813        6.750
Third Quarter ..................................          10.625        8.000
Fourth Quarter .................................          11.500        7.000
Year Ended December 31, 1998:
First Quarter ..................................         $18.750      $10.000
Second Quarter .................................          26.625       15.875
Third Quarter ..................................          26.500       16.625

     On September 29, 1998, the last full trading day prior to the announcement of the Offer, the last reported sales price per Share as reported on the NASDAQ National Market was $20.00.

7. CERTAIN EFFECTS OF THE TRANSACTION.

     The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror.

     Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the NASDAQ National Market which requires that an issuer have at least 750,000 publicly held shares with a market value of five million dollars held by at least 400 stockholders holding round lots and have net tangible assets of at least four million dollars. If these standards are not met, the Shares might nevertheless continue to be included on the NASDAQ Stock Market with quotations published in the NASDAQ "additional list" or in one of the "local lists." However, if the number of holders of shares of common stock falls below 400, or if the number of publicly held shares of common stock falls below 750,000, or if there are not at least two market makers for such shares, NASD rules provide that the common stock would no longer be "qualified" for NASDAQ Stock Market reporting, and the NASDAQ Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Common Stock no longer meets the requirements for continued inclusion in any other tier of the NASDAQ Stock Market, and the Common Stock is no longer included in any tier of the NASDAQ Stock Market, the market for such Shares could be adversely affected.

     In the event the Common Stock no longer meets the requirements for inclusion in any tier of the NASDAQ Stock Market, quotations might still be available from other sources. The extent of the public market for such Shares and availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     The Company intends to delist from the NASDAQ National Market as soon as practicable following the consummation of the Offer and in any event following the consummation of the Merger.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act, and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities".

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such information or documents are untrue, neither the Offeror, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or the Parent.

     The Company is a Delaware corporation with its principal executive offices located at 333 Seventh Avenue, New York, New York 10001. The Company provides electronic information retrieval services to major medical and research centers throughout the world. The Company is based in New York and has several international offices.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite400), Chicago, Illinois 60661. Copies of such material may also be obtained by mail, at prescribed rates, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material should also be available for inspection at the offices of NASDAQ, 1735 K Street, N.W., Washington D.C. 20006.

     Set forth below is certain summary consolidated financial data with respect to the Company excerpted from the Company's annual report on Form 10-K for the year ended December 31, 1997 and its quarterly report on Form 10-Q for the quarter ended June 30, 1998. More comprehensive financial information is included in the reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the reports and other documents and all the financial information (including any related notes) contained in the Company's annual report on Form 10-K for the year ended December 31, 1997 and its quarterly report on Form 10-Q for the quarter ended June 30, 1998. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           YEAR ENDED                      SIX MONTHS ENDED
                                                                          DECEMBER 31,                        JUNE 30,
                                                                   -------------------------           -------------------------
                                                                    1997(3)           1996              1998               1997
                                                                   --------         -------           -------           -------
                                                                                                      UNAUDITED        UNAUDITED

Revenues:
 Database subscriptions and software .......................       $24,109           $30,823           $16,924           $16,651
 Maintenance and other .....................................         3,141             2,782             1,747             1,601
                                                                   -------           -------           -------           -------
  Total revenues ...........................................        27,250            33,605            18,671            18,252
                                                                   -------           -------           -------           -------

Cost of revenues:
 Database subscriptions and software .......................        14,470            10,779             7,536             6,003
 Maintenance and other .....................................           273               165               147               109
                                                                   -------           -------           -------           -------
  Total cost of revenues ...................................        14,743            10,944             7,683             6,112
                                                                   -------           -------           -------           -------
  Gross profit .............................................        12,507            22,661            10,988            12,140

Operating expenses:
 Sales and marketing .......................................         7,699             7,355             3,631             3,943
 Product development .......................................         7,062             5,612             3,946             3,127
 General and administrative ................................         6,579             5,352             2,473             2,781
                                                                   -------           -------           -------           -------
  Total operating expenses .................................        21,340            18,319            10,050             9,851
                                                                   -------           -------           -------           -------
  Income (loss) from operations ............................        (8,833)            4,342               938             2,289
Interest and other income, net .............................           401               253               287               142
                                                                   -------           -------           -------           -------
  Income (loss) before income taxes ........................        (8,432)            4,595             1,225             2,431
Provision (benefit) for income taxes .......................          (675)            1,839            (1,172)              973
                                                                   -------           -------           -------           -------
  Net income (loss) ........................................       ($7,757)           $2,756            $2,397            $1,458
                                                                   =======           =======           =======           =======
Basic earnings (loss) per share ............................        ($1.29)             $.48              $.39              $.24
                                                                   =======           =======           =======           =======
Diluted earnings (loss) per share ..........................        ($1.29)             $.39              $.32              $.20
                                                                   =======           =======           =======           =======
PRO FORMA DATA (UNAUDITED): (SEE NOTES 1 AND 3)
 Pro forma total revenues ..................................       $37,423           $31,111           $21,839           $18,002
 Pro forma gross profit ....................................        20,470            21,187            13,277            12,194
 Pro forma income (loss) from operations ...................          (870)            2,868             3,227             2,343
                                                                   -------           -------           -------           -------
 Pro forma net income (loss) ...............................          (522)            1,873             2,108             1,497
                                                                   -------           -------           -------           -------
 Pro forma net income (loss) per common share
   Basic ...................................................         ($.09)             $.32              $.34              $.25
                                                                   =======           =======           =======           =======
   Diluted .................................................         ($.09)             $.26              $.28              $.21
                                                                   =======           =======           =======           =======
Weighted average number of shares of common
 Stock outstanding
   Basic ...................................................     6,017,427         5,773,861         6,123,427         5,954,052
                                                                 =========         =========         =========         =========
   Diluted .................................................     6,017,427         7,139,900         7,594,231         7,247,343
                                                                 =========         =========         =========         =========
Total comprehensive income (see note 2) ....................                                            $2,332              $980
                                                                                                     =========         =========

               FOOTNOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

NOTE 1. REVENUE RECOGNITION:

     Effective July 1, 1997, the Company elected early adoption of the provisions of Statement of Position ("SOP") 97-2, Software Revenue Recognition, which was issued on October 27, 1997 by the Accounting Standards Executive Committee of the AICPA ("AcSEC"). SOP 97-2, which supersedes SOP 91-1, significantly changes the Company's recognition of license fees for third-party databases and proprietary software. Prior to the adoption of SOP 97-2, the Company recognized these revenues upon shipment. The Company's costs of fulfilling its obligations under the terms of the database subscriptions, which are insignificant, were accrued at the time of delivery. Under the provisions of SOP 97-2, license fees for third-party databases and the Company's proprietary software are recognized on a straight-line basis over the term of the contract, generally one year. Royalty costs associated with the license fees for third-party databases and fulfillment costs are also recognized over the same period.

     Under its transitional provisions, SOP 97-2 specifically prohibits retroactive application and requires prospective adoption only on transactions entered into on or after the effective date. The effect of this accounting change was to increase the loss before income taxes, net loss and net loss per common share (both basic and fully diluted) by $6,125, $6,373 and $1.06, respectively, in the year ended December 31, 1997.

     Pro forma total revenues, pro forma gross profit, pro forma income (loss) from operations, pro forma net income (loss) and pro forma net income (loss) per common share (both basic and fully diluted) for the years ended December 31, 1997 and 1996 and the six months ended June 30, 1998 and 1997, assuming the Company had always followed the provisions of SOP 97-2, are presented on the Consolidated Statements of Operations.

NOTE 2. NEW ACCOUNTING PRONOUNCEMENTS:

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, which prescribes standards for reporting comprehensive income and its components. Comprehensive income consists of net income or loss for the current period and other comprehensive income (income, expenses, gains and losses that currently bypass the income statement and are reported directly in a separate component of equity). SFAS 130 is effective for financial statements issued for periods beginning after December 15, 1997, and accordingly has been adopted by the Company as presented on the Consolidated Statements of Operations herein.

     Also in June 1997, the FASB issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires publicly-held companies to report financial and descriptive information about its operating segments in financial statements issued to shareholders for interim and annual periods. The statement also requires additional disclosures with respect to products and services, geographical areas of operations and major customers. SFAS 131 is effective for financial statements issued for periods beginning after December 15, 1997 and for the interim periods beginning in the second year of application, and requires restatement of earlier periods presented. The Company is reviewing the effects of the disclosure requirements of this new standard.

     In addition, AcSEC issued SOP 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, to address diversity in practice regarding whether and under what conditions the costs of internal-use software should be capitalized. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. The Company is reviewing the effects of the disclosure requirements of this new standard.

9. CERTAIN INFORMATION CONCERNING WOLTERS KLUWER, THE PARENT AND THE OFFEROR.

     The Offeror is a Delaware corporation which was formed as an acquisition vehicle in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will be merged with and into the Company pursuant to the Merger. The Offeror is a wholly owned subsidiary of OTI Acquisition Parent Corp., a Delaware corporation ("OTI Parent"), which is a wholly owned subsidiary of Lippincott Williams & Wilkins, Inc., which is a wholly owned subsidiary of WK America, Inc., a Delaware corporation ("WK America"), which is a wholly owned subsidiary of the Parent. Wolters Kluwer International Holding B.V. ("Wolters Kluwer International"), a corporation organized under the laws of the Netherlands and a wholly owned subsidiary of Wolters Kluwer, owns 100% of the outstanding shares of capital stock of the Parent. Wolters Kluwer International, WK America, the Parent and OTI Parent are holding companies formed by Wolters Kluwer solely for the purpose of holding shares of capital stock of indirect subsidiaries of Wolters Kluwer.

     The payment obligations of the Parent and the Offeror under the Merger Agreement have been guaranteed by Wolters Kluwer pursuant to the Guarantee.

     Wolters Kluwer is a multidomestic publishing company active in 25 countries. Core activities are legal and tax publishing, business publishing, medical/scientific publishing, educational publishing/professional training and trade publishing for selected markets. Wolters Kluwer has sales of approximately $2.5 billion. Wolters Kluwer's U.S. holdings include Aspen Publishers, CCH Incorporated, Facts and Comparisons, Legal Information Services, Lippincott Williams & Wilkins, Inc., Plenum Publishing and Blessing/White. The principal executive offices of Wolters Kluwer are located at Stadhouderskade1, 1000AV, Amsterdam, the Netherlands. The principal executive office of the Parent and the Offeror is c/o Wolters Kluwer United States Inc., 161 North Clark Street, 48th Floor, Chicago, Illinois 60601.

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Wolters Kluwer, the Parent and the Offeror are set forth in Schedule I hereto.

     Set forth below is certain consolidated financial information regarding Wolters Kluwer and its subsidiaries. The financial information set forth below was prepared in accordance with generally accepted accounting principles used in the Netherlands ("Dutch GAAP"), which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). The principal differences include:

     o Acquired publishing rights are capitalized. In general, publishing rights are considered to have an indefinite economic life, and therefore no systematic amortization is applied. Write-offs are taken in the case of permanent impairment. Under US GAAP, acquired publishing rights are amortized over their estimated life, not to exceed 40 years.

     o Pension costs are based on actuarially computed contributions to foundations. Under US GAAP, pension costs are actuarially computed in accordance with the provisions of Financial Accounting Standard No.87, Employers Accounting for Pensions, and include current service costs, interest costs and amortization of prior service costs.

     o Post-retirement and post-employment benefits are recorded when contributions are made to the plan or at the time of retirement or termination for unfunded plans. US GAAP generally requires accrual of such costs over the period that the employee provides services to the company.

     The consolidated financial statements of Wolters Kluwer are published in Dutch guilders ("guilders" or "Dfl"). The dollar amounts in the table below have been translated from guilders at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank in New York City (the "Noon Buying Rate") on June 30, 1998, which was Df12.0332 per $1.00. Such rate may differ from the actual rates used in the preparation of the consolidated financial statements of Wolters Kluwer as of and for the year ended December 31, 1997 and the six month period ended June 30, 1998 which are expressed in guilders. The dollar amounts appearing herein may differ from the actual dollar amounts that were translated into guilders in the preparation of such financial statements. The following table sets forth, for the periods and dates indicated, the average, high, low and period-end Noon Buying Rates for guilders expressed in guilders per $1.00.

                              YEARLY EXCHANGE RATES
                                (AMOUNTS IN DFL)

               YEAR                     AVERAGE(1)  HIGH      LOW     PERIOD-END
               ----                     ----------  ----      ---     ----------

1994 ...................................  1.807     1.975     1.672     1.7360
1995 ...................................  1.597     1.749     1.519     1.6035
1996 ...................................  1.688     1.756     1.607     1.7271
1997 ...................................  1.958     2.117     1.730     2.0278
1998 (through September 29, 1998) ......  2.015     2.089     1.886     1.8903

----------

(1) The average of the Noon Buying Rates on the last business day of each month during the relevant period.


                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                         YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------------------------
                                             SIX MONTHS ENDED
                                                 JUNE 30,
                                                1998(1)(2)                       1997(1)(2)                1996            1995
                                         -------------------------        -----------------------        ---------      -----------
                                                              (CURRENCY IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Amounts in accordance with
  Dutch GAAP

INCOME STATEMENT DATA:
 Revenues .............................  US$ 1,380       Dfl 2,806        US$2,562       Dfl 5,209       Dfl 4,315      Dfl  2,944
 Operating income .....................        315             641             599           1,217             927             609
 Net income ...........................        141             287             285             579             479             452
BALANCE SHEET DATA (AT END OF
  PERIOD):
 Working capital ......................  US$  (243)      Dfl  (495)       US$ (364)      Dfl  (740)      Dfl  (484)     Dfl    (21)
 Total assets .........................      4,820           9,801           4,088           8,311           6,746           2,074
 Liabilities ..........................      3,739           7,603           3,195           6,497           5,553           1,341
 Stockholder's equity .................      1,081           2,198             892           1,814           1,193             733
FULLY DILUTED PER SHARE DATA
 Net income ...........................  US$  2.05       Dfl  4.16        US$ 4.15       Dfl  8.43       Dfl  7.03      Dfl   6.70

----------

(1)  Exchange rate based on the Noon Buying Rate on June 30, 1998:
     Dfl2.0332=US$1.

(2) Operating income for the six months ended June 30, 1998 and the year ended December 31, 1997 reflect operating income before the amortization of goodwill.

     Except as provided in the Merger Agreement and the Option Agreement and as otherwise described in this Offer to Purchase, none of Wolters Kluwer, the Parent or the Offeror, or, to the best knowledge of the Parent and the Offeror, any of the persons listed on ScheduleI hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Wolters Kluwer, the Parent or the Offeror, or to the best knowledge of the Parent and the Offerer, any of the persons listed on ScheduleI hereto, has had, since January 1, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, since January 1, 1995, there have been no contacts, negotiations or transactions between Wolters Kluwer, the Parent or the Offeror or any of their respective subsidiaries, or to the best knowledge of the Parent and the Offeror, any of the persons listed on ScheduleI hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither the Parent nor the Offeror, nor, to the best knowledge of the Parent and the Offeror, any of the persons listed on ScheduleI hereto, beneficially owns any Shares or has effected any transactions in the Shares during the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Offeror and the Parent to consummate the Offer and the Merger is estimated to be approximately $192 million, which amount excludes related fees and expenses. The Offeror intends to obtain the required funds from capital contributions and/or loans from Wolters Kluwer. Wolters Kluwer will provide the required funds through its available cash balances and existing bank credit lines.

     It is presently anticipated that funds borrowed will be repaid from internally generated funds of the Parent or the Company. The Parent may, however, employ alternative methods for refinancing such borrowings, including, without limitation, debt financing, depending on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     On May 11, 1998, the Parent entered into a confidentiality agreement with the Company (the "Confidentiality Agreement") pursuant to which certain evaluation material concerning the Company would be made available to the Parent and its affiliates and representatives on a confidential basis.

     On June 12, 1998, senior management of the Parent attended a presentation hosted by members of the Company's management team and its financial advisor.

     On July 8, 1998, the Parent sent a letter to the Company indicating its initial interest in the possibility of purchasing a minority equity position in the Company as a strategic investment.

     On July 10, 1998, the Company, the Parent and their respective financial advisors met to discuss the possible minority investment in the Company.

     On July 22, 1998, the Parent submitted a non-binding proposal to acquire a minority position in the Company. Parent's proposal consisted of (i) the acquisition of 2,250,000 newly issued Shares of the Company at $25.00 per Share, provided that (x) the Company would agree to use at least 90% of the proceeds from the sale of such Shares to fund a self tender at a price of no more than $25.00 per Share (designed to cause the Parent's stake in the Company to equal 25% of the Shares (on a fully diluted basis)), and (y) the Stockholders would guarantee this result by agreeing to tender sufficient Shares to make up any shortfall in tenders by the public; (ii) the receipt of an option for a number of years to acquire the remaining shares and options owned by each of Mark L. Nelson, Deborah Hull, Carleen Nelson and Martin Kahn and (iii) the imposition of certain restrictions on the Company's ability to undertake certain actions without the consent of the Parent.

     On July 24, 1998, members of the Parent's senior management team met with the Company's senior management team to review business opportunities that would be available to the Company based on the Parent making a minority investment in the Company.

     During the period beginning in late July and continuing through the second week in August, the Company and Parent exchanged a series of term sheets containing various alternative proposals for a minority investment in the Company by the Parent. Representatives of the Company and the Parent met on August 12, 1998, and held several telephone conversations regarding a possible transaction with the Parent. The Company notified the Parent on August 20, 1998 that it no longer desired to pursue a transaction similar to the ones proposed by the Parent. In addition to the proposal for a minority investment, Parent had proposed to the Company on August 20, 1998 the possibility of a "going private" transaction. On August 25, 1998, the Company submitted a proposal outlining the terms of a possible "going private" transaction, and over the next two weeks the Company and the Parent exchanged term sheets with respect to a "going private" transaction.

     On September 15 and 16, 1998, Company management met with members of the Executive Board of Wolters Kluwer and senior management of the Parent regarding certain matters related to a proposed transaction.

     On September 16, 1998, the Executive Board of Wolters Kluwer authorized an offer, contingent upon receipt of approval by the Supervisory Board of Wolters Kluwer, to acquire 100% of the equity of the Company. Parent submitted such an offer to the Company on the afternoon of September 16, 1998 (the "Proposal") conditioned upon, among other things, the Company's agreement to negotiate with the Parent on an exclusive basis. See Section 13--"The Merger Agreement, the Option Agreement and the Guarantee".

     On September 22, 1998, the Parent and the Company entered into an exclusivity agreement (the "Exclusivity Agreement").

     From September 23, 1998 through the evening of September 28, 1998, the Company's legal counsel and legal counsel for the Parent held negotiations concerning the Merger Agreement and the Stock Option Agreement. In connection with the Parent's proposal to acquire all of the Shares, the Parent required that Mr. Nelson agree to personally indemnify the Parent and its affiliates against breaches of representations and agreements made in the Merger Agreement by the Company in favor of the Parent. After negotiation, Mr. Nelson agreed to provide the indemnification described under Section 13--"The Merger Agreement, the Option Agreement and the Guarantee. In addition, following negotiations, the Parent agreed to the Stockholder's request that the grant of the Option under the Option Agreement be subject to a "fiduciary out" provision for a possible Superior Proposal (as defined in Section 13--"The Merger Agreement, the Option Agreement and the Guarantee") tied to the "fiduciary out" provision in the Merger Agreement. As consideration for this provision, the Stockholders agreed to pay to Parent any incremental amount above the Offer Price payable to them in respect of a transaction arising out of a Superior Proposal.

     On September 28, 1998, the Supervisory Board of Wolters Kluwer reviewed the possible acquisition of the Company with members of the Executive Board of Wolters Kluwer and authorized management of the Parent to acquire the Company on the terms set forth in the Merger Agreement, the Option Agreement and the Guarantee.

     The Company Board met with the Company's legal and financial advisors during the morning on September 29, 1998 and determined to accept the Proposal. On September 29, 1998, the Merger Agreement, the Option Agreement and the Guarantee were finalized and executed. On the afternoon of September 29, 1998, a public announcement was made in the United States and on the morning of September 30, 1998 a public announcement was made in the Netherlands.

     On October 5, 1998, the Parent and the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer, the Merger, the Merger Agreement and the Option Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company. The Offer, the Merger Agreement and the Option Agreement are intended to increase the likelihood that the Merger will be effected as promptly as practicable.

     Under the Delaware GCL and the Certificate of Incorporation of the Company, any merger (other than a merger effectuated pursuant to the short-form merger provisions of the Delaware GCL) must be approved by the Company Board and the affirmative vote of the holders of that number of Shares which would constitute a majority of the Shares outstanding on a fully diluted basis. The Company Board has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. The Company has agreed (if required by applicable law to consummate the Merger) to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of obtaining stockholder approval of the Merger. The Parent has agreed that, subject to applicable law, all Shares owned by the Offeror or any other subsidiary of the Parent will be voted in favor of the Merger. The stockholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror owns that number of Shares which would constitute a majority of the Shares outstanding on a fully diluted basis, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company. In the event that the Offeror acquires 90% or more of the Shares, the Parent would be able to effectuate the Merger by appropriate resolutions of the Boards of Directors of the Offeror and of the Company without any meeting or action by the stockholders of the Company.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company have certain rights under the Delaware GCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In the event that appraisal rights are available, an objecting stockholder shall cease to have any rights as a stockholder with respect to the Shares except the right to receive payment of the fair value thereof. The stockholder's rights may be restored only upon the withdrawal, with the consent of the Company, of the demand for payment, no filing of a petition for appraisal within the time required, a determination of the court that the stockholder is not entitled to an appraisal, or the abandonment or rescission of the transaction to which the stockholder objected.

     The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenters' appraisal rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Delaware GCL.

     Rule 13e-3. The Commission has adopted Rule13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Wolters Kluwer believes that the acquisition of the Company will provide Wolters Kluwer with an opportunity to substantially accelerate its electronic publishing strategies in the medical and scientific marketplace. The Company will remain a standalone company, maintaining existing management, within the Wolters Kluwer International Healthcare Division and will continue to partner with other information providers in medical/scientific markets.

13. THE MERGER AGREEMENT, THE OPTION AGREEMENT AND THE GUARANTEE.

     The following is a summary of the material provisions of the Merger Agreement, the Option Agreement and the Guarantee, copies of which are filed as exhibits to the Schedule 14D-1 and Schedule13D. These summaries do not purport to be complete and are qualified in their entirety by reference to the respective texts of the Merger Agreement, the Option Agreement and the Guarantee. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement.

     The Merger Agreement

     The Offer. The Merger Agreement provides for the commencement of the Offer not later than the fifth business day from the public announcement of the execution of the Merger Agreement. The obligations of the Offeror to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn are subject only to the Minimum Condition and the other conditions set forth in Section 14--"Certain Conditions to the Offeror's Obligations". The Merger Agreement provides that the Offeror cannot amend or waive the Minimum Condition or decrease the Offer Price or the number of Shares sought, change the form of consideration to be paid pursuant to the Offer, impose conditions to the Offer in addition to those set forth in Section 14--"Certain Conditions to the Offeror's Obligations," amend any other term or condition of the Offer in any manner adverse to the holders of Shares or extend the expiration date of the Offer without the prior written consent of the Company. Notwithstanding the foregoing, the Offeror shall, and Parent agrees to cause the Offeror to, extend the Offer for a period of ten (10) business days following the initial expiration date of the Offer, if any conditions to the Offer have not been satisfied or waived at such date. In addition, following such first extension of the Offer as provided in the preceding sentence, (i) the Offeror shall, and Parent agrees to cause the Offeror to, extend the Offer, at any time prior to the termination of the Merger Agreement, for one or more periods of not more than ten (10) business days, if at the expiration date of the Offer, as extended, all conditions to the Offer have not been satisfied or waived, and (ii) the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company. In addition, the Offeror may, without the consent of the Company, extend the Offer for a period of not more than ten (10) business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of the immediately preceding sentence unless at least 90% of the outstanding Shares shall have been tendered and not withdrawn pursuant to the Offer.

     Company Actions. Pursuant to the Merger Agreement, the Company has agreed that, as promptly as practicable following the commencement of the Offer, it will file with the Commission and mail to its stockholders, a

Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and approve the Merger, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware GCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the Delaware GCL. At the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation and the By-Laws of Offeror shall be the By-Laws of the Surviving Corporation. The directors and officers of the Offeror shall become the directors and officers of the Surviving Corporation.

     Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each holder of a Share that is issued and outstanding (other than Shares owned by the Company as treasury stock, and any Shares owned by the Parent, the Offeror, or any other wholly owned subsidiary of the Parent, which shall be cancelled and Shares held by stockholders who have properly exercised appraisal rights under Delaware law, if any) shall acquire the right to receive the Offer Price without interest from the Surviving Corporation as consideration for the conversion of each Share, without any further action by such holder. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to the Parent and the Offeror, including, but not limited to, representations and warranties as to organization and qualification, subsidiaries, capital structure, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under those acts), absence of material adverse change, absence of litigation, employee benefit plans and labor matters, environmental laws and regulations, intellectual property and technology, compliance with applicable laws, tax matters, liability insurance, the inapplicability of certain state takeover statutes, engagement of brokers and finders and accuracy of information supplied.

     The Offeror and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties as to organization, authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, required consents and approvals, financing, accuracy of information supplied and engagement of brokers and finders.

     Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement until the Effective Time, the Company has agreed that it will, in all material respects, carry on its business according to its ordinary and usual course of business consistent with past practice and seek to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall not be materially impaired. The Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement, during such period, the Company will not, and will not permit any corporation which the Company directly or indirectly owns a majority of the outstanding voting securities (a "Subsidiary"), without the prior written consent of the Parent:

     (i) except for the issuance of Shares upon the exercise of Options outstanding on the date of the Merger Agreement and in accordance with their present terms, issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement;

     (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

     (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than dividends by a direct or indirect wholly owned Subsidiary of the Company;

     (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its direct or indirect Subsidiaries (other than the Merger);

     (v) adopt any amendments to its Certificate of Incorporation or By-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any direct or indirect Subsidiary of the Company;

     (vi) make any acquisition, by means of merger, consolidation or otherwise, or disposition, of assets or securities (other than the Merger), in each case other than in the ordinary course of business consistent with past practice;

     (vii) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales in the ordinary course of business consistent with past practice and liens existing as of the date of the Merger Agreement;

     (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or (B) make any loans or advances, other than in the ordinary course of business consistent with past practice, or any capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

     (ix) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $600,000;

     (x) make any material tax election or settle or compromise any material income tax liability;

     (xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the most recent report required to be filed by the Company with the SEC pursuant to the federal securities laws and the SEC rules and regulations or incurred in the ordinary course of business consistent with past practice, or waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreements to which the Company, or any of its Subsidiaries is a party;

     (xii) except in the ordinary course of business, modify, amend or terminate any contract or agreement to which the Company or any of its Subsidiaries is a party, or waive, release or assign any rights or claims;

     (xiii) except as required to comply with applicable law, (A) adopt, enter into, terminate or amend any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, "Benefit Plans"), other than arrangements or understandings adopted, entered into, terminated or amended in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, other than in the ordinary course of business consistent with past practice, (D) except as permitted in clause (B) above, or for options included in the representation set forth in Section 3.2 of the Merger Agreement, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (E) other than in the ordinary course of business consistent with past practice, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

     (xiv) (A) take, or agree or commit to take, any action that would make any representation or warranty of the Company hereunder inaccurate at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), (B) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Effective Time (except for representations and warranties which speak as of a particular date, which need be accurate only as of such date), provided however that the Company shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Effective Time or (C) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VI of the Merger Agreement not being satisfied except that, with respect to the condition set forth in Section 6.1(a) of the Merger Agreement, such action shall be permitted if it is consistent with the fiduciary duties of the Company Board to the Company's stockholders under applicable law; or

     (xv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     No Solicitation. The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement and prior to the Effective Time, the Company (a) will not, nor shall it authorize or permit its officers, directors, employees, representatives and agents to, initiate, solicit or encourage, directly or indirectly, any proposal or offer for a merger, asset acquisition or other business combination involving the Company or any proposal or offer to acquire a significant equity interest in, or a significant portion of any assets of the Company other than transactions contemplated by the Merger Agreement (an "Alternative Proposal") or engage in any negotiations or enter into any agreement or provide any confidential information or data to any person in connection with or relating to any Alternative Proposal; (b) will immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the execution of the Merger Agreement with respect to any Alternative Proposal; and (c) will notify Parent as soon as practicable if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations and/or discussions are sought to be initiated or continued with, the Company. Notwithstanding the foregoing, the Company Board on behalf of the Company shall not be required to act, or refrain from acting with respect to unsolicited Alternative Proposals, in any manner which, in the opinion of the Company Board after consultation with its counsel, could reasonably be deemed inconsistent with its fiduciary duties to the Company's stockholders under applicable law, including without limitation disclosing to its stockholders a position required by Rule 14e-2(a) under the Exchange Act.

     Stock Options. As of the Effective Time, each outstanding stock option (an "Option" and, collectively, the "Options") granted under the Company Stock Option Plans whether or not then vested or exercisable, shall be converted into the right to receive from the Company an amount of cash equal to the product of
(i) the number of Shares subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such option (the "Option Consideration"). Prior to the Effective Time, the Company shall take all steps necessary to give written notice to each holder of an Option that (i) all Options shall be canceled effective as of the Effective Time and (ii) upon the execution and delivery to the Company by such holder of an instrument acknowledging cancellation of all Options held by such holder effective as of the Effective Time ("Cancellation Instrument"), the Company shall pay such holder, promptly following the Effective Time, the Option Consideration for all Options held by such holder. The Company Board or any committee thereof responsible for the administration of the Company Stock Option Plans shall take any and all action necessary to effectuate the matters described in Section 2.1(d) of the Merger Agreement on or before the Effective Time. Section 3.2 of the Merger Agreement sets forth the number of Shares reserved for issuance upon exercise of outstanding Options. Any amounts payable pursuant to Section 2.1(d) of the Merger Agreement shall be subject to any required withholding of taxes and shall be paid without interest. Parent agrees to provide the Company with sufficient funds to permit the Company to satisfy its obligations under Section 2.1(d) of the Merger Agreement.

     Indemnification. From and after the consummation of the Offer, the Parent shall and shall cause the Company (or, if after the Effective Time the Surviving Corporation) to indemnify, defend and hold harmless all past and present officers and directors of the Company and its subsidiaries to the full extent permitted by applicable law or the Company's Certificate of Incorporation and By-Laws or indemnification agreements in effect on the date of the Merger Agreement including provisions relating to the advancement of expenses incurred in the defense of any action or suit for acts or omissions occurring at or prior to the Effective Time to the extent that any such claim is based on, or arises out of, the fact that such person is or was a director of the Company or any of its subsidiaries. The Parent will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's current directors and officers liability insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the Company's existing policy. The Merger Agreement also provides that Parent shall make proper provision so that the successors and assigns of Parent and the Offerer will assume the indemnification obligations described above.

     Employees. The Merger Agreement provides that, (a) following the Effective Time, the Surviving Corporation will provide pension, health and welfare benefits (other than stock option, stock purchase or similar plans) to employees of the Company and its Subsidiaries who continue their employment after the Effective Time (each, a "Continuing Employee") on terms which are generally no less favorable to such Continuing Employee than the benefits being provided to such Continuing Employee immediately prior to the Effective Time and (b) if at any time the Parent shall make a determination that any Continuing Employee is eligible to participate in any of the Parent's benefit plans after the Effective Time, then, for purposes of eligibility and vesting with respect to any such plans, Parent will cause the Surviving Corporation to recognize the service of the Continuing Employees through the Effective Time as if such service had been performed with the Parent.

     Board Representation. The Merger Agreement provides that promptly after such time as the Offeror acquires Shares pursuant to the Offer which represent at least a majority of the outstanding Shares (on a fully diluted basis), the Parent shall be entitled to designate at its option up to that number of directors, rounded to the next whole number, of the Company Board, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Parent equal to the aggregate voting power of the Shares owned by the Offeror, the Parent or any of their affiliates (assuming the exercise of all options to purchase Common Stock); provided, however, until the Effective Time, such Board of Directors shall have at least two directors who are directors on the date of the Merger Agreement (the "Company Designees"), provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, the Parent shall always have its designees represent at least a majority of the entire Company Board. From and after the time that the Parent's designees constitute a majority of the Company Board, any actions relating to the amendment or termination of the Merger Agreement by the Company or any extension of time requiring the approval of the Company or waiver of any condition or rights of the Company thereunder or any action that would adversely affect the rights of the stockholders of the Company or the holders of Options must be approved by a majority of the Company Designees then in office; provided, that if the number of Company Designees shall be reduced below two for any reason whatsoever, any remaining Company Designee shall be entitled to designate a person to fill such vacancy who shall be deemed to be a Company Designee for purposes of the Merger Agreement or, if no Company Designee then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Offeror or Parent and such persons shall be deemed to be Company Designees for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by the Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule14f-1 promulgated thereunder.

     Conditions Precedent. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (i) if required by applicable law, the stockholders of the Company shall have approved the Merger; provided, however, that the Parent and the Offeror shall vote all of their shares of Company Common Stock entitled to vote thereon in favor of the Merger, (ii) no statute, rule, regulation, executive order, decree, ruling or injunction or other order issued by any court of competent jurisdiction or other governmental or regulatory entity preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable efforts to have any such decree, ruling, injunction or order vacated, and (iii) all material governmental consents, orders and approvals legally required for the consummation of the Merger shall have been obtained and any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and under antitrust laws of applicable jurisdictions outside the United States applicable to the Merger shall have expired or been terminated.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time:

     (a) By the mutual consent of the Parent, the Offeror and the Company.

     (b) By either the Company or the Parent:

          (i) if Shares shall not have been purchased pursuant to the Offer on or prior to three (3) months from the execution of the Merger Agreement; provided, however, that the passage of the period referred to in the foregoing clause shall be tolled during (A) the period during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the Offer or the consummation of the Merger, but not later than six (6) months from the execution of the Merger Agreement, or (B) any additional waiting period under the HSR Act resulting from a second request; provided, further, however, that the right to terminate the Merger Agreement under Section 7.1(b) (i) thereunder shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or the Offeror, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date; or

          (ii) if any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By the Company Board:

          (i) if, prior to the purchase of Shares pursuant to the Offer, (A) the Company Board shall have entered into or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to any Alternative Proposal that the Company Board determines, in good faith after consultation with its financial advisors, is a bona fide proposal to acquire, directly or indirectly, all of the Shares then outstanding or all of substantially all the assets of the Company, and otherwise on terms which the Company Board determines in good faith (after consultation with the Company's financial advisor) to be more favorable to the Company and its stockholders than the Offer and the Merger (a "Superior Proposal"); (B) the Company Board shall have withdrawn, or modified or changed in a manner adverse to the Parent or the Offeror its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended a Superior Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to a Superior Proposal with a person or entity other than the Parent, the Offeror or their affiliates (or the Company Board resolves to do any of the foregoing); (C) any person or group (as defined in Section 13(d) (3) of the Exchange Act) (other than the Parent, the Offeror or any affiliate thereof or Mark L. Nelson) shall have become, after the date of the Merger Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of a majority of the outstanding Shares, or (D) any representation or warranty made by the Parent or the Offeror in the Merger Agreement shall not have been true and correct in all material respects when made, or Parent or the Offeror shall have failed to observe or perform in any material respect any of its material obligations under the Merger Agreement, provided that prior to exercising such right of termination, the Company shall give prompt written notice to Parent of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that the Company shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (i) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (A) such expiration date and (B) ten business days following delivery of such notice and (ii) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period); or

          (ii) if the Parent or the Offeror shall have terminated the Offer, or the Offer shall have expired, without Parent or the Offeror, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement pursuant to Section 7.1(c)(ii) of the Merger Agreement if the Company is in material breach of the Merger Agreement; or

          (iii) if the Parent, the Offeror or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer or shall have failed to pay for the Shares in accordance with the terms of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to Section 7.1(c)(iii) of the Merger Agreement if the Company is in material breach of the Merger Agreement.

     (d) By the Parent or the Offeror:

          (i) if, due to an occurrence that, if occurring after the commencement of the Offer, would result in a failure to satisfy any of the conditions set forth in Annex A to the Merger Agreement (see Section 14--"Certain Conditions to the Offeror's Obligations." Parent, the Offeror, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that the Parent may not terminate the Merger Agreement pursuant to Section 7.1(d)(i) of the Merger Agreement if the Parent or the Offeror is in material breach of the Merger Agreement; or

          (ii) prior to the purchase of Shares pursuant to the Offer, if (A) the Company shall have received any Alternative Proposal which the Company Board has determined to designate as a Superior Proposal; (B) the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Alternative Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Alternative Proposal with a person or entity other than Parent, the Offeror or their affiliates (or the Company Board resolves to do any of the foregoing); (C) any person or group (as defined in Section 13(d) (3) of the Exchange Act) (other than Parent, the Offeror or any affiliate thereof or Mark L. Nelson) shall have become, after the date of the Merger Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares, or (D) any representation or warranty made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made and shall have resulted in, or is reasonably likely to result in, an adverse change in the assets, liabilities, financial condition, or results of operations of the Company or any of its subsidiaries which is material to the Company and its Subsidiaries taken as a whole, other than any change or effect arising out of general economic conditions (a "Company Material Adverse Effect"), or the Company shall have failed to observe or perform in any material respect any of its material obligations under the Merger Agreement; provided that prior to exercising such right of termination, Parent and the Offeror shall give prompt written notice to the Company of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that Parent and the Offeror shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured (i) in the event such notice is delivered on or prior to the fourth business day prior to the then-scheduled expiration date of the Offer, not later than the earlier of (A) such expiration date and (B) ten business days following delivery of such notice and (ii) in the event such notice is delivered on or after the third business day prior to such expiration date, not later than three business days following such delivery (it being agreed that in such event the Offer shall be extended as necessary at least until the end of such cure period).

     Effect of Termination; Termination Fee. The Merger Agreement provides that if the Company Board terminates the Merger Agreement pursuant to the provisions described in (c) (i) (A), (B) or (C) above or if Parent or the Offeror terminates the Merger Agreement pursuant to the provisions described in clauses
(d)(ii) (A), (B) or (C) under "Termination" above, then immediately following such termination, the Company shall pay to the Parent $7,000,000 plus Parent's and Offeror's reasonable out-of-pocket fees and expenses, not to exceed $500,000, incurred in connection with the due diligence investigation, the Offer, the Merger, the Merger Agreement and the consummation (or proposed consummation) of the transactions contemplated thereby. Nothing contained in such provision will relieve any party from liability for fraud or for willful breach of the Merger Agreement.

     Except as set forth above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

     Option Agreement

     General. As a condition of the willingness of the Parent and the Offeror to enter into the Merger Agreement, the Parent and the Offeror required that each of the Stockholders set forth therein enter into the Option Agreement.

     Agreement to Tender. Pursuant to the Option Agreement, the Stockholders severally (and not jointly) have agreed to tender and sell to the Parent and/or the Offeror pursuant to the Offer, a total of 4,070,630 outstanding shares owned by the Stockholders (plus any additional Shares acquired by them upon exercise prior to the consummation of the Offer of options held by them). Each Stockholder severally (and not jointly) has agreed to deliver to the Depositary, promptly, but not later than five (5) days following the date of this Offer to Purchase, the Letter of Transmittal together with the certificates for the Stockholder's Shares, if available, or a "Notice of Guaranteed Delivery," if the Stockholder's Shares are not available. Each of the Stockholders has also severally (and not jointly) agreed not to withdraw (except in certain limited circumstances) any Shares legally and/or beneficially tendered into the Offer unless the Offer is terminated by the Parent or the Offeror without any Shares being purchased thereunder. See "Tender of Shares by Stockholders in Connection with Tender Offer Superior Proposal" below.

     Option to Purchase. Each Stockholder has also severally granted to the Parent or the Offeror, as the Parent shall designate (for purposes of the "Option Agreement" section only, the "Optionee") a conditional irrevocable option (the "Stock Option") to purchase all of the Stockholder's Shares legally and/or beneficially owned by such Stockholder at a purchase price equal to $24.59 per Share. Except as described below, the Stock Option may be exercised by Optionee, in whole and for all of such Stockholder's Shares but not in part or for less than all of such Stockholder's Shares, and only simultaneously as to all Stockholders (i) if the Offer was terminated by the Parent or the Offeror for the reasons set forth in (f) or (g) of the Conditions to the Offer (as set forth in Annex A to the Merger Agreement) or (ii) if the Offer has expired without the purchase of Shares thereunder and at the time of such expiration (x) the Minimum Condition has not been satisfied or (y) circumstances had occurred giving rise to a right of termination by the Parent or the Offeror for the reasons set forth in (f) or (g) of said Conditions of the Offer, in each case without any violation of the Offer or the Merger Agreement by the Parent or the Offeror. Notice of exercise may be given at any time during the period (the "Exercise Period") commencing after the Stock Option becomes exercisable (under the circumstances provided in Section 2.2 of the Option Agreement) and ending on the date three months following the date on which any Superior Proposal expires or is withdrawn or terminated without the purchase of any Shares. In addition, the Optionee may also exercise the Stock Option if the Company terminates the Merger Agreement pursuant to Section7.1 (c) (i) (a) or (b) of the Merger Agreement, whereupon the Exercise Period shall commence on the date such termination rights are exercised and end on the date which is three months following the date on which any Superior Proposal expires or is withdrawn or terminated without the purchase of any Shares.

     Conditions to Delivery of the Shares. The Option Agreement provides that the obligation of the Stockholders to deliver, and the Optionee to pay for, the Shares upon exercise of the Stock Option is subject to (i) all waiting periods under the HSR Act, applicable to the exercise of the Stock Option and delivery of the Shares, having expired or been terminated, and (ii) there being no permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Stockholder's Shares in respect of such exercise.

     Tender of Shares by Stockholders in Connection with Tender Offer Superior Proposal.

     (a) Notwithstanding anything to the contrary in the Option Agreement, and notwithstanding that the Stock Option has become exercisable pursuant to Section
2.2 of the Option Agreement, if at any time during the Exercise Period a tender offer pursuant to any Superior Proposal (the "Superior Offer") is commenced, then, subject to the terms and conditions of Section 2.6 to the Merger Agreement, on the last day of the offer period of the Superior Offer such Stockholders shall tender their Shares in the Superior Offer. Concurrent therewith, if Optionee's tender offer is continuing at such time, the Stockholders' Shares shall be released from Optionee's tender offer. Subject to the provisions of Section (d) below, Optionee's right to exercise the Stock Option shall be suspended for so long as the Superior Offer shall not have expired or been terminated or withdrawn and, subject to the terms of this Section, such right shall terminate simultaneously with the consummation of the Superior Offer and receipt by the Stockholders of the consideration therefor. Notwithstanding the foregoing, Optionee may elect, by written notice to the Stockholders at any time prior to the tender of such Shares into the Superior Offer by the Stockholders, to require the Stockholders, on a pro rata basis, to retain Shares in an amount, as determined by Optionee, up to 25% of the then outstanding shares of Common Stock on a fully diluted basis (the "Minority Percentage"), whereupon the Stockholders shall not tender such amount of Shares in the Superior Offer and Optionee's right to exercise the Stock Option as to such Shares shall continue without limitation.

     (b) In the event that the Superior Offer is consummated, as to Shares tendered by the Stockholders in accordance with Section (a) above, each Stockholder is required to deliver to the Optionee that portion of the consideration received by such Stockholder which is equal to the Incremental Value (as defined below) multiplied by the number of Shares tendered by such Stockholder in connection with such Superior Proposal. The Incremental Value is determined as follows: If the consideration payable pursuant to the Superior Offer is all cash, the Incremental Value shall equal the amount by which the offer price in such Superior Proposal exceeds the Offer Price. If the consideration payable consists of cash and securities or only securities, the Incremental Value shall equal the amount by which (x) the sum of the cash, if any, plus the value of the securities received in the Superior Proposal (the amount of such cash and the value of such securities being determined on a per share basis) exceeds (y) the Offer Price. The value of any publicly-traded securities issued to the Stockholders upon consummation of the Superior Proposal shall be determined by reference to the closing price of such securities on the date of consummation of the Superior Proposal. The value of any securities which have not previously been publicly traded ("Newly Registered Securities") shall be determined by reference to the average closing price of such securities over the twenty (20) trading days following consummation of the Superior Proposal. Each Stockholder shall deliver to the Optionee the Incremental Value for each Share held by such Stockholder immediately upon receipt if the consideration is cash or cash and publicly-traded securities or, if the consideration includes Newly Registered Securities, upon the later of receipt of the consideration or the date on which the value of the securities is determined. The Incremental Value shall be payable to Optionee in cash and securities in the same proportion as the cash and securities payable to the Stockholders.

     (c) If Optionee has required the Stockholders to retain the Minority Percentage, the Optionee will exercise the Stock Option with respect to the Minority Percentage promptly upon the consummation of the Superior Offer.

     (d) In the event that the Superior Offer expires or is terminated or withdrawn without purchase of the Shares tendered by the Stockholders, or if the Stockholders breach their obligation to tender their Shares in the Superior Offer or withdraw the tender of such Shares in such Superior Offer, Optionee's right to exercise the Stock Option with respect to such Shares shall, simultaneously with such expiration, termination, withdrawal or breach, be restored.

     Voting of Shares in Connection with Merger Superior Proposal.

     (a) Notwithstanding the provisions of Section 5.1(a) and Section 7 of the Option Agreement, in the event that the Superior Proposal is structured as a merger which is not preceded by a tender offer, the Stockholders shall be permitted to vote such Stockholders' Shares in favor of such merger; provided, however, that Optionee may elect, by written notice to the Stockholders, to require the Stockholders to abstain from voting in favor of the merger with respect to the Minority Percentage. Subject to the provisions of Section (c) below, Optionee's right to exercise the Stock Option shall be suspended so long as the Superior Proposal described in this Section shall not have expired or been terminated or withdrawn and, subject to the terms of this Section, such right shall terminate simultaneously with the consummation of the Superior Proposal described in this Section and receipt by the Stockholders of the consideration therefor.

     (b) In the event that a Superior Offer described in this Section is consummated, each Stockholder shall pay to Optionee, at the time determined in accordance with Section (b) under "Tender of Shares by Stockholders in connection with Tender Offer Superior Proposal" above, the Incremental Value (as determined in accordance with Section (b) under "Tender of Shares by Stockholders in connection with Tender Offer Superior Proposal" above) received by such Stockholder for each of such Stockholder's Shares.

     (c) In the event that the Superior Offer described in this Section expires or is terminated or withdrawn without purchase of the Shares, or if the Stockholders fail to vote their Shares (other than the Minority Percentage if so directed by Optionee) in favor of such Superior Offer, Optionee's right to exercise the Stock Option with respect to such Shares, and the restrictions on voting set forth in Section 5.1(a) and Section 7 of the Option Agreement, shall, simultaneously with such expiration, termination, withdrawal or breach, be restored.

     Tender Offer Upon Exercise of Stock Option. Pursuant to the Option Agreement, the Parent and the Offeror have agreed that, in the event that (pursuant to the Stock Option) Optionee purchases an amount of the Stockholders' Shares greater than the Minority Percentage, then as promptly as practicable (and in any event within five (5) business days thereafter), the Offeror will, and Parent will cause the Offeror to, make a tender offer to the stockholders of the Company for the remaining shares of Common Stock (the consummation of which shall be subject only to the conditions that no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, enjoining or prohibiting the consummation of such tender offer) pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Parent or the Offeror) will be entitled to receive an amount of cash consideration per share of Common Stock equal to the Offer Price, and will take such actions as may be necessary or appropriate to effectuate, and purchase shares of Common Stock pursuant to, such tender offer at the earliest practicable time.

     Termination. The Option Agreement will terminate and be of no further force and effect if, as a result of a failure to satisfy any conditions to a closing for the purchase of the Stockholder Shares pursuant to the exercise of the

Stock Option (the "Stock Option Closing"), the Stock Option Closing shall not have occurred within one (1) year following delivery of the Exercise Notice; provided, however, that Optionee shall have the right, by delivery of written notice to the Stockholders, to extend this Agreement for thirty (30) days if Optionee reasonably believes that any conditions to the Stock Option Closing which remain unsatisfied may be satisfied during such thirty (30) day period.

     Representation and Warranties. The Option Agreement contains customary representations and warranties by each Stockholder severally (and not jointly) to Parent and the Offeror, including those relating to (i) authority to enter into the Option Agreement and sell Shares legally and/or beneficially owned by such Stockholder, (ii) no options, warrants or other rights to purchase or acquire such Stockholder's Shares, (iii) good and marketable title to such Stockholder's Shares, free and clear of all liens, claims, encumbrances and security interests, (iv) legality, validity and binding effect of the Option Agreement, and (v) no violation of agreements, judgments, laws, rules and regulations. The Option Agreement also contains customary representations and warranties by the Parent and the Offeror, including those relating to authority to enter into the Option Agreement, the sufficiency of funds of the Parent, legality, validity and binding effect of the Option Agreement and no violation of agreements, judgments, laws, rules and regulations.

     No Disposition of Stockholders' Shares and No Acquisition of Shares. Each Stockholder has severally (and not jointly) agreed that, except as contemplated by the Option Agreement, such Stockholder will not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights or other encumbrance with respect to, such Stockholder's Shares. Each such Stockholder has also agreed severally (and not jointly) that it will not, and will not offer or agree to, acquire any additional Shares or options, warrants or other rights to acquire Shares, without the prior written consent of the Parent or the Offeror. Each Stockholder agrees that such Stockholder shall not grant any proxy or power of attorney with respect to the voting of Shares (each a "Voting Proxy") to any person except to vote in favor of any of the transactions contemplated by the Option Agreement or the Merger Agreement. No Voting Proxy shall be given or written consent executed by such Stockholder after the date of the Option Agreement with respect to such Stockholder's Shares (and if given or executed, will not be effective) so long as the Option Agreement remains in effect; provided, however, that such Stockholder may hereafter grant Voting Proxies in furtherance of such Stockholder's obligations under the Voting Agreement section of the Option Agreement.

     Covenants of the Parent and the Offeror. Each of the Parent and the Offeror has agreed that it will not sell, offer to sell or otherwise dispose of the Shares in violation of the Securities Act. Each of the Parent and the Offeror has also agreed that it will perform in all material respects all of its respective obligations under the Merger Agreement.

     No Solicitation. Each Stockholder has agreed that it will immediately cease any existing discussions or negotiations, if any, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. Each Stockholder has also agreed that from and after the date of the Option Agreement, no Stockholder will directly or indirectly solicit or initiate any takeover proposal from any person, or engage in discussions or negotiations relating thereto except to the extent permitted in the Merger Agreement. Each Stockholder will promptly notify the Parent of its receipt of any Alternative Proposal. Notwithstanding anything to the contrary contained in the Option Agreement, the parties have agreed that provisions set forth above will not limit or restrict in any manner whatsoever any Stockholder's action or conduct as a director or representative of the Company.

     Voting Agreement. During the time the Option Agreement is in effect, each Stockholder has severally (and not jointly) agreed to vote all of the Shares legally and/or beneficially owned by such Stockholder (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (iii) against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger. Each Stockholder also has severally (and not jointly) agreed that, if the Merger Agreement terminates solely by reason of the Company's exercise of its termination rights pursuant to Section 7.1(c)(1)(a) or
(b) of the Merger Agreement and for so long as the Exercise Period has not ended, such Stockholder (i) will attend or otherwise participate in all stockholder meetings, or actions by written consent, (ii) shall not, without the prior written consent of the Parent or the Offeror, vote any of such Shares in favor of any actions requiring stockholder approval which are described in the covenant section of the

Merger Agreement, and (iii) will vote such Stockholder's Shares and use its reasonable efforts as a stockholder to prevent the Company from taking certain actions prohibited in the Merger Agreement.

     The Stockholders have agreed that if during the Exercise Period any Stockholder breaches the voting agreements described above, such Stockholder shall be deemed to have granted Parent proxies to vote his or her Shares except that Parent shall not have the right to vote to reduce the Offer Price or the Merger Consideration or to amend or modify the Merger Agreement or reduce the rights or benefits of the Company or any stockholders of the Company under the Offer or the Merger Agreement or reduce the obligations of Parent or Offeror thereunder. The Option Agreement provides that such proxies terminate if (i) the Offer expires or terminates without any Shares being purchased thereunder in violation of the Offer or the Merger Agreement or (ii) the Parent or the Offeror is in violation of the Option Agreement.

     Transfer of Options. The Option Agreement also provides that each of the Stockholders holding options to purchase Shares pursuant to the Company Stock Option Plans (for purposes of this section a "Company Option") have agreed severally (and not jointly) that so long as the Option Agreement remains in effect, such Stockholder (for purposes of this section an "Optionholder") will not transfer any Company Options held by such Optionholder; provided, however, that at the Effective Time (as defined in the Merger Agreement) each Optionholder has agreed to accept an amount in respect of such Company Options equal to the product of (A) the excess, if any, of the Offer Price over the per share exercise price of each such Company Option and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes) and each such Company Option will thereafter be cancelled.

     Indemnification Notwithstanding the provisions of Section 8.2 of the Merger Agreement regarding the non-survival of the Company's representations and warranties contained in the Merger Agreement, Mark L. Nelson (the "Indemnitor") has agreed as follows:

     (a) To indemnify, defend and hold harmless the Parent and the Offeror (each, an "Indemnified Party") and their affiliates (including any officer, director, stockholder, partner, member, employee, agent or representative of any thereof) (each a "Parent Affiliate") to the extent provided in Section 9.5 of the Option Agreement from and against all assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable fees and expenses of legal counsel chosen by the Parent, the Offeror or any Parent Affiliate (collectively, "Damages"), imposed upon or incurred by the Parent, the Offeror or any Parent Affiliate arising out of or in connection with or resulting from any breach of any representation or warranty of the Company, or nonfulfillment, at any time prior to the consummation of the Offer, of any covenant or agreement by the Company, in each case contained in or made pursuant to the Merger Agreement or any Schedule thereto, or any certificate furnished or to be furnished to the Parent or the Offeror thereunder.

     (b) The Indemnitor shall reimburse an Indemnified Party promptly after delivery of an Indemnification Notice certifying that the Indemnified Party has incurred Damages after compliance with the terms of the indemnification provisions of the Option Agreement, provided, however, that the Indemnitor shall have the right to contest any such Damages in good faith.

     (c) The Indemnified Party will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of any demands, claims, actions or causes of action (collectively, the "Claims") for the account of the Indemnitor, subject to the right of the Indemnitor to participate in the defense of such claim pursuant to the terms of the indemnification provisions at any time prior to settlement, compromise or final determination thereof.

     (d) Notwithstanding anything in the Option Agreement to the contrary, Indemnitor shall have no indemnification obligations thereunder unless the Parent and the Offeror have consummated the Offer or have purchased the Shares pursuant to the Stock Option.

     The indemnity is subject to certain limitations as follows:

     (a) Notwithstanding anything to the contrary provided elsewhere in the Merger Agreement, the obligations of the Indemnitor under the Option Agreement to indemnify any Indemnified Party with respect to any Claim pursuant to Section
9.2 of the Option Agreement shall be of no force and forever barred unless the Indemnified Party has given the Indemnitor notice of such claim prior to such date which is eighteen (18) months after the consummation of the Offer or the Stock Option Closing, as the case may be. In any event, the parties shall fully cooperate with each other and their respective counsel in accordance with
Section 9.3 of the Option Agreement in connection with any such litigation, defense, settlement or other attempted resolution.

     (b) Indemnitor shall not be required to indemnify any Indemnified Party until such time as the Damages in the aggregate equal or exceed five million dollars ($5,000,000.00). Thereafter, Indemnitor's indemnification obligations thereunder shall apply to 100% of the next $5,000,000 of Damages, and 50% of the next $20,000,000 of Damages. No indemnification shall be required by Indemnitor for any Damages in the aggregate in excess of $30,000,000 (i.e., Indemnitor's maximum liability for Damages under the indemnification provisions of the Option Agreement shall not exceed $15,000,000).

     The Option Agreement also provides that until such time as the amount of Damages incurred by the Indemnified Party exceeds $5,000,000, all fees and expenses of counsel selected by Indemnitor incurred in participating in the defense of such Claim shall be borne solely by Indemnitor. From and after such time as the amount of Damages incurred by the Indemnified Party exceeds $5,000,000, subject to paragraph (e) of Section 9.3 of the Option Agreement, the reasonable fees and expenses of counsel to Indemnitor thereafter incurred, together with the reasonable fees and expenses of counsel to Indemnitor incurred by Indemnitor prior to such time as the Damages of the Indemnified Party exceed $5,000,000, shall be considered additional Damages for purposes of Section 9 of the Option Agreement.

     The Guarantee.

     Wolters Kluwer and the Company executed a Guarantee on September 29, 1998 whereby Wolters Kluwer unconditionally guaranteed all of the payment obligations of the Parent and the Offeror under the Merger Agreement.

14. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Offeror's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) any applicable waiting period under the HSR Act or the antitrust laws of applicable jurisdictions outside the United States has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date hereof, and before the expiration of the Offer any of the following conditions exist:

     (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any governmental entity of competent jurisdiction in the United States or other country in which the Company directly or indirectly has material assets or operations which (1) prohibits the consummation of the Offer or the Merger, (2) as a result of the Offer or the Merger, restrains or prohibits, or imposes any material limitations on, the Parent's or the Offeror's ownership or operation of all or a material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, or compels the Parent or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, or requires the Company, the Parent or the Offeror to pay damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (3) challenges, prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares pursuant to, or consummation of, the Offer or the Merger, (4) imposes material limitations on the ability of the Offeror or the Parent effectively to exercise full rights of ownership of the Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (5) requires divestiture by the Parent or any of its Subsidiaries or affiliates of any Shares; provided that the Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

     (b) there shall be instituted or pending any action, suit, or proceeding by any governmental entity of competent jurisdiction in the United States, or any other country in which the Company directly or indirectly has material assets or operations, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (1) through (5) of paragraph (a) above; provided, that the Parent shall have used all reasonable efforts to cause any such action, suit or proceeding to be withdrawn or dismissed;

     (c) there has been since the date of the Merger Agreement any event, occurrence or development or state of circumstances or facts which has had or would reasonably be expected to have a Company Material Adverse Effect;

     (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, (i) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period or (ii) where the failure of such representations and warranties to be true and accurate, or the breach, non-performance or non-compliance with such obligations, agreements or covenants, do not have, individually or in the aggregate, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

     (e) the Merger Agreement shall have been terminated in accordance with its terms;

     (f) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Alternative Proposal; or

     (g) the Company Board shall have withdrawn, or modified or changed in a manner adverse to the Parent or the Offeror (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an Alternative Proposal, or shall have resolved to do any of the foregoing; which in the sole judgment of the Parent or the Offeror, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Offeror and the Parent and may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time in the sole discretion of the Parent or the Offeror.

15. CERTAIN LEGAL MATTERS.

     Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 14 "--Certain Conditions to the Offeror's Obligations" shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     U.S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Wolters Kluwer of a Premerger Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Wolters Kluwer, the ultimate parent entity of the Parent and the Offeror expects to make such a filing on October 6, 1998 and, accordingly, the initial waiting period will expire on October 21, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by Wolters Kluwer. Complying with a request for additional information or documentary material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror, or the divestiture of substantial assets of the Company or its Subsidiaries or the Parent or its Subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or to the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 14 "--Certain Conditions to the Offeror's Obligations."

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company have certain rights under the Delaware GCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     Delaware State Takeover Laws. Under the Delaware GCL, if the Offeror acquires less than 90% of each class of the outstanding Shares, the Merger would require, among other things, the affirmative vote of the holders of at least a majority of all the outstanding Shares. If the Offeror acquires, pursuant to the Offer or otherwise, including pursuant to the Option Agreement, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition is satisfied), it will have the voting power to effect the merger without the vote of any other stockholder, which it intends to do. The Delaware GCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if the Offeror acquires 90% or more of the outstanding Shares pursuant to the Offer and the Option Agreement, or otherwise, the Offeror could, and intends to, consummate the Merger without the approval of any other stockholders of the Company.

     In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

     Delaware GCL ss. 203 prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that prior to such date the Company Board approved either the business combination or the transaction which resulted in such person being an interested stockholder. As set forth below, the Company Board has taken actions to make Delaware GCL ss. 203 inapplicable to the Parent and the Offeror in connection with the Offer, the Merger and the Option Agreement.

     In the Merger Agreement, the Company represented that the Company Board has unanimously approved the Merger Agreement and the Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Delaware GCL ss. 203, such approval occurring prior to the time the Offeror became a "interested stockholder" as defined in Delaware GCL ss. 203, so that the provisions thereof are not applicable to such transactions.

     Other State Takeover Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the Unites States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See
Section 14 "--Certain Conditions to the Offeror's Obligations."

16. FEES AND EXPENSES.

     Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB") is acting as the Dealer Manager in connection with the Offer and as financial advisor to Wolters Kluwer in connection with the Parent's proposed acquisition of the Company, for which services CSFB will receive customary compensation. Wolters Kluwer also has agreed to reimburse CSFB for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify CSFB and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of Wolters Kluwer and the equity securities of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     The Offeror has retained Georgeson & Company Inc., as Information Agent, and Morgan Guaranty Trust Company of New York, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

17. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Offeror and the Parent have filed with the Commission (i) a Schedule 14D-l, pursuant to Section 14(d)(1) of the Exchange Act and Rule14d-3 promulgated thereunder, furnishing certain information with respect to the Offer and (ii) a Schedule13D, pursuant to Section13(d)(1) of the Exchange Act. Such
Schedule 14D-l and Schedule13D, and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8--"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                                           OTI ACQUISITION CORP.

October 5, 1998

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                   WOLTERS KLUWER, THE PARENT AND THE OFFEROR

     1. Members of the Supervisory Board and Executive Board and Executive Officers of Wolters Kluwer. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board and Executive Board and each Executive Officer of Wolters Kluwer. Each such person is a citizen of the Netherlands.


SUPERVISORY BOARD



                                                                         INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                    OFFICE                        EMPLOYMENT (PRESENT/PAST)
-------------------------         ------------------------------      ----------------------------------------
H. de Ruiter.............         Chairman, Member since 1994         Chairman of Supervisory Board of
  Prins Frederiklaan 16                                               Koninklijke Ahold NV, Beers NV,
  2243 HW WASSENAAR                                                   Koninklijke Hoogovens NV and
                                                                      Koninklijke Pakhoed NV
                                                                      Vice-chairman of Supervisory Board
                                                                      of AEGON NV and Member of
                                                                      Supervisory Board of Heineken NV
                                                                      and NV Koninklijke
                                                                      Nederlandse Petroleum Maatschappij

B.H. ter Kuile.............       Member since 1986                   Emeritus Prof. European Law,
  Neuhuyskade 4                                                       Erasmus University of Rotterdam
                                                                      Member and secretary of Supervisory
                                                                      Board of NV Verenigd Streekvervoer
                                                                      Nederland
                                                                      Deputy-Justice Court of Justice of
                                                                      The Hague

J.M.M. Maeijer.............       Member since 1982                   Emeritus Prof. Commercial Law
  Pauluslaan 17                                                       University of Nijmegen
  6564 AP HEILIG                                                      Member of Supervisory Board of
  LANDSTICHTING                                                       Vendex International NV
                                                                      Deputy-Justice Court of Justice
                                                                      of Den Bosch

J.V.H. Pennings.............     Deputy Chairman, Member since        Chairman of Supervisory Board of
  Casinoweg 170                  1995                                 Koninklijke Grolsch NV and
  5915 ER VENLO                                                       Koninklijke IBC
                                                                      Member of Supervisory Board of
                                                                      De Nederlandsche Bank NV and
                                                                      Tulip Computers




                                                                         INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                    OFFICE                        EMPLOYMENT (PRESENT/PAST)
-------------------------         ------------------------------      ----------------------------------------
A.H.C.M. Walravens.............   Member since 1978                   Professor and consultant
  Oude Delft 130                                                      Chairman of Supervisory Board of
  2611 CG DELFT                                                       Tauw Beheer and NV Verenigd
                                                                      Streekvervoer Nederland
                                                                      Member of Supervisory Board of
                                                                      Achmea Holding, Bull Benelux and
                                                                      CSM
                                                                      Member Monitoring Committee
                                                                      Deloitte & Touche

N.J. Westdijk.............        Member since 1993                   Chairman Executive Board of Royal
  Nieuwe Gracht 161                                                   Pakhoed NV
  3512 LL UTRECHT                                                     Member of Supervisory Board of De
                                                                      Nationale Investeringsbank NV and
                                                                      Fortis AMEV NV

EXECUTIVE BOARD


     The names of the members of the Executive Board of Wolters Kluwer, whose present principal occupations are serving as such members and whose present business address is, unless otherwise indicated, c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, the Netherlands.


NAME AND BUSINESS ADDRESS                                        OFFICE
-------------------------     -------------------------------------------------------------------------------
C.J. Brakel ................  Chairman since 1995; Member since 1981.

C.H. van Kempen ............  Member  since  1993;  Chief  Executive  Officer of  Wolters  Kluwer  Italy,  an
                              indirect wholly owned subsidiary of Wolters Kluwer, from 1990 through 1993.

Robert Pieterse ............  Member since 1987.

Peter ......................  W. van Wel Member since 1993;  President and Chief
                              Executive Officer of the Parent, from 1990 through
                              1993, and from 1996 to the present.

EXECUTIVE OFFICERS

     The names of the Executive Officers of Wolters Kluwer, whose present principal occupations are serving as such officers, are:

NAME AND BUSINESS ADDRESS                                       OFFICE
-------------------------     --------------------------------------------------------------------------------
Hans E.M. van Dinter .......  Chief Financial Officer for more than the past five years.

A.S.F. Kuipers .............  Director of Business Development since January 1995; prior to 1995,
                              Managing Director of BBI Publishers.

Marcel L. Mock .............  Head of the Legal Department and Secretary
                              to  the   Executive   Board  since   June1997  and
                              November1997,   respectively.   Prior   to   1997,
                              European  Legal Officer and Statutory  Director of
                              Hunter Douglas Europe B.V.

M.H. Sanders ...............  Director of Personnel & Organization for more than five years.

     2. Directors and Executive Officers of the Parent. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of the Parent. Unless otherwise indicated, each such person is a citizen of the Netherlands, each occupation set forth opposite an individual's name refers to employment with Wolters Kluwer and the business address of each such person is c/o Wolters Kluwer, Stadhouderskade 1, 1000 AV Amsterdam, the Netherlands.



                                                                             INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                    OFFICE                             EMPLOYMENT (PRESENT/PAST)
-------------------------         ------------------------------      -------------------------------------------------------
Peter W. van Wel ..............  Chairman  of the  Board  from  1994  Member of the Executive Board of Wolters to the present, President and Chief  Kluwer since 1993;President and Chief
                                 Executive Officer from 1990 to 1993  Executive Officer of the Parent from 1990 to 1993 and 1996 to
                                 and from 1996 to the  present        the present.


C.J. Brakel ...................  Director                             Chairman of the Executive Board of
                                                                      Wolters Kluwer since 1995; member since
                                                                      1981.

C.H. van Kempen ..............   Director                             Member of the Executive Board of Wolters
                                                                      Kluwer since 1993. Chief Executive
                                                                      Officer of Wolters Kluwer Italy, an
                                                                      indirect wholly owned subsidiary of
                                                                      Wolters Kluwer, from 1990 through 1993.

R. Pieterse ..................   Director                             Member of the Executive Board since 1987.

Mary Martin Rogers               Director                             Chief Executive Officer of the Wolters
 c/o Lippincott Williams &                                            Kluwer International Healthcare Division
 Wilkins, Inc.                                                        since 1998; Chief Executive Officer of
 227 East Washington                                                  Lippincott-Raven Publishers, Inc. from
 Square                                                               1995 to 1998. Prior to 1995, Chief
 Philadelphia, PA 19106                                               Executive Officer of Raven Press, Ltd.
 (U.S. Citizen)                                                       for more than five years.



                                                                             INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                    OFFICE                             EMPLOYMENT (PRESENT/PAST)
-------------------------         ------------------------------      -------------------------------------------------------
Hugh J. Yarrington ............    Director                           Chief Executive Officer of CCH
 c/o CCH Incorporated                                                 Incorporated since 1996. Head of the
 2700  Lake  Cook  Road                                               Knowledge  Organization  of CCH
 Riverwoods,  IL  60015                                               Incorporated since 1993.
 (U.S. Citizen)

John Marozsan .................    Director                           Chief Operating Officer of CCH
 c/o CCH Incorporated                                                 Incorporated since 1996. Prior to 1996,
 2700 Lake Cook Road                                                  President of Aspen Publishers, Inc. for
 Riverwoods, IL 60015                                                 more than five years.
 (U.S. Citizen)

Bruce C. Lenz .................    Executive Vice President and       Executive Vice President and Chief
 c/o Wolters Kluwer                Chief Financial Officer            Financial Officer of the Parent for more
 United States Inc.                                                   than five years.
 161 N. Clark Street
 48th Floor
 Chicago, IL 60601-3221
 (U.S. Citizen)


     3. Directors and Executive Officers of the Offeror. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of the Offeror. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with the Parent.

                                                                             INDIVIDUAL PRINCIPAL OCCUPATION OR
NAME AND BUSINESS ADDRESS                    OFFICE                             EMPLOYMENT (PRESENT/PAST)
-------------------------         ------------------------------      -------------------------------------------------------
Peter W. van Wel ..............   Director                            Member of the Executive Board of Wolters
 c/o Wolters Kluwer                                                   Kluwer since 1993; President and Chief
 Stadhouderskade 1,                                                   Executive Officer of the Parent from
 1000 AV Amsterdam,                                                   1990 to 1993 and from 1996 to the
 the Netherlands                                                      present.
 (citizen of the Netherlands)

Mary Martin Rogers ............   Director                            Chief Executive Officer of the Wolters
 c/o Lippincott Williams                                              Kluwer International Healthcare Division
 & Wilkins Inc.                                                       since 1998; Chief Executive Officer of
 227 East Washington                                                  Lippincott- Raven Publishers, Inc. from
 Square                                                               1995 to 1998. Prior to 1995, Chief
 Philadelphia, PA 19106                                               Executive Officer of Raven Press, Ltd.
                                                                      for more than five years.

Bruce C. Lenz .................   Director and President              Executive Vice President and Chief
 c/o Wolters Kluwer                                                   Financial Officer of the Parent for more
 United States Inc.                                                   than five years.
 161 N. Clark Street
 48th Floor
 Chicago, IL 60601-3221

Dale C. Gordon ................   Secretary and Treasurer             General Counsel of Parent since April
 c/o Wolters Kluwer                                                   1998; Vice President and General Counsel
 United States Inc.                                                   of Golden Books Publishing Company,
 161 N. Clark Street                                                  Inc., a subsidiary of Western Publishing
 48th Floor                                                           Company from 1993 to 1997.
 Chicago, IL 60601-3221

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                 By Mail:                                        By Hand:

      Morgan Guaranty Trust Company          Securities Transfer & Reporting Services (STARS)
         Corporate Reorganization                              55 Broadway
              P.O. Box 8216                                     3rd Floor
          Boston, MA 02266-8216                             New York, NY 10006

          By Overnight Courier:                          After October 31, 1998:

      Morgan Guaranty Trust Company          Securities Transfer & Reporting Services (STARS)
c/o State Street Corporate Reorganization              100 William Street, Galleria
           70 Campanelli Drive                              New York, NY 10038
           Braintree, MA 02184
                                                       By Facsimile Transmission:

                                                             (781) 794-6333

                                                         Confirm by Telephone:

                                                             (781) 794-6388

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at the Offeror's expense. A stockholder may also contact its broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                     The Information Agent for the Offer is:


                                   GEORGESON
                             & COMPANY INC. [LOGO]


                                WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                  BANKS AND BROKERS CALL COLLECT (212) 440-9800
                    ALL OTHERS CALL TOLL FREE (800) 223-2064



                      The Dealer Manager for the Offer is:


                     CREDIT SUISSE FIRST BOSTON CORPORATION

                              ELEVEN MADISON AVENUE
                             NEW YORK, NY 10010-3629
                          CALL TOLL FREE (800) 881-8320